Exhibit 4.3
PLEDGE AGREEMENT
          This PLEDGE AGREEMENT dated as of November 14, 2008, is made by MGM MIRAGE, a Delaware corporation, New PRMA Las Vegas, Inc., a Nevada corporation (“New PRMA”) and each of them, jointly and severally, as Grantors (each a “Grantor” and collectively, “Grantors”) and U.S. Bank National Association, as the trustee and collateral agent for the benefit of the Noteholders (as defined below) under the Indenture (as defined below) (in such capacity, together with its successors in such capacity, “Collateral Agent”), with reference to the following facts:
RECITALS
     A. MGM MIRAGE, a Delaware corporation (in such capacity, the “Issuer”) concurrently entered into that certain Indenture dated as of November 14, 2008 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Issuer, the guarantors party thereto (including New PRMA) and the Collateral Agent, pursuant to which Issuer issued those certain 13% senior secured notes due 2013 (the “Notes”).
     B. The holders of the Notes (collectively, the “Noteholders”) are willing to purchase the Notes for the purposes of, among other things, providing Issuer and its subsidiaries funds to repay existing indebtedness and provide working capital.
     C. The Grantors will derive substantial benefit from the purchase of the Notes by the Noteholders.
     D. As a condition precedent to purchasing the Notes, the Noteholders require that the Grantors enter into this Agreement and grant the Security Interest to Collateral Agent as herein provided as security for Issuer’s obligations under the Indenture.
AGREEMENT
          NOW, THEREFORE, for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Grantors hereby jointly and severally represent, warrant, covenant, agree, assign and grant as follows:
          1. Definitions. This Agreement is the “Pledge Agreement” referred to in the Indenture. Terms defined in the Indenture and not otherwise defined in this Agreement shall have the meanings given those terms in the Indenture as though set forth herein in full. Terms defined in the Nevada Uniform Commercial Code and not otherwise defined in this Agreement or in the Indenture shall have the meanings defined for those terms in the Nevada Uniform Commercial Code. The following terms shall have the meanings respectively set forth after each:

     “Agreement” means this Pledge Agreement, and any extensions, modifications, renewals, restatements, supplements or amendments hereof, including, without limitation, any documents or agreements by which additional Grantors become party hereto.
     “Certificates” means all certificates, instruments or other documents now or hereafter representing or evidencing any Pledged Securities.
     “Gaming Authority” means the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Detroit City Council, the Mississippi Gaming Commission, the Illinois Gaming Board or any similar commission or agency which has, or may at any time after the date of this Indenture have, jurisdiction over the gaming activities of any Grantor or a Restricted Subsidiary of any Grantor or any successor thereto.
     “Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Issuer and its Subsidiaries within its jurisdiction.
     “Intercompany Notes” means, collectively, any intercompany promissory note executed by NYNY, any Subsidiary of NYNY or any Affiliate of NYNY evidencing any Indebtedness of such party to any Grantor and any indebtedness of any such party to any Grantor that any Grantor acquires in substitution for or in addition to any of the foregoing, together with all instruments and other agreements evidencing, securing, guaranteeing or otherwise supporting such indebtedness.
     “Law” means, collectively, all international, foreign, United States federal and state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “Note Documents” means this Agreement, the Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, the Security Agreement dated as of the date hereto between the grantors party thereto and the Collateral Agent, and the Trademark Security Agreement dated as of the date hereto between the grantors party thereto and the Collateral Agent, or any other document, instrument or agreement arising out of or relating to any of the foregoing, in each case as amended, supplemented or otherwise modified from time to time.
     “NYNY” means New York-New York Hotel & Casino LLC, a Nevada limited liability company.
     “Pledged Collateral” means (a) the Pledged Securities, and any Certificates or other written evidences representing the Pledged Securities and any interest of any Grantor in the entries on the books of any securities intermediary or financial intermediary pertaining to the Pledged Securities, (b) any and all existing and future Intercompany Notes, (c) the partnership or operating agreement(s) and other charter documents of the respective partnerships, limited liability companies or limited liability partnerships (each, an “Interest Issuer”) that issued the Pledged Securities, in each case as amended from time to time (each, a “Governing Agreement”), (d) any and all rights, powers, remedies and privileges of such Grantor as a general or limited partner or member of the Interest Issuer, including all rights under the Governing Agreement and applicable Law (i) to receive its share of profits, income, capital distributions and surplus from each Interest Issuer, whether in the form of cash, properties or other assets, and whether upon a sale or refinancing of any of the Interest Issuer’s assets, in the ordinary course of business, upon dissolution and liquidation or otherwise, and (ii) to vote the Pledged Securities or manage the Interest Issuer, and (e) any and all proceeds and products of any of the foregoing, whether now held and existing or hereafter acquired or arising, including any and all cash, securities, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, the “Proceeds”).
     “Pledged Securities” means (a) the partnership, limited liability company or limited liability partnership interests described in Schedule 1 (the “Pledged Interests”), (b) any and all securities, security entitlements and, limited liability company, partnership, limited liability partnership or other interests issued by an Interest Issuer or any successor to any such issuer, in each case that any Grantor acquires or has the right to acquire from time to time in any manner in substitution for or in addition to any of the foregoing and any and all certificates, instruments or other documents representing or evidencing such securities or interests and (c) any and all warrants, options or other rights to subscribe to or acquire any of the Pledged Interests or any of the foregoing.
     “Secured Obligations” means, with respect to any Grantor, any and all present and future Obligations of any type or nature of such Grantor arising under or relating to such of the Indenture, the Notes, the Subsidiary Guarantees and the other Note Documents to which such Grantor is a party.
          2. Representations and Warranties. Each Pledgor represents and warrants to Collateral Agent as follows:
          (a) Each Grantor has good and marketable title to the Pledged Collateral in which such Grantor is purporting to grant a security interest to Collateral Agent, and the Pledged Collateral is not subject to any Lien;
          (b) Subject to applicable Gaming Laws, each Grantor has the right and power to pledge the Pledged Collateral owned by such Grantor to Collateral Agent without the consent, approval or authorization of, or notice to, any Person (other than such consents, approvals, authorization or notices which have been obtained or given prior to the date hereof) and upon the receipt of approval of the Nevada Gaming Commission of the pledge described herein, such pledge will constitute the valid, binding and enforceable obligation of such Grantor, enforceable against such Grantor in accordance with the terms hereof and the other Note Documents, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion;
          (c) Upon delivery to the Collateral Agent of the Certificates evidencing the Pledged Interests, Collateral Agent will have a valid and first priority perfected security interest in the Pledged Collateral securing the Secured Obligations for the benefit of Collateral Agent on behalf of the Noteholders;
          (d) All member or other equity interests that constitute a portion of the Pledged Collateral are duly authorized, validly issued in accordance with all applicable laws, fully paid and non-assessable, and represent one hundred percent (100%) of the issued and outstanding shares of member or other equity interest of New York-New York Hotel & Casino, LLC. There are no outstanding options, warrants, convertible securities or other rights, contingent or absolute, to acquire any member or other equity interest of any Interest Issuer, except as set forth in Schedule 1.
          3. Creation of Security Interest.
               3.1 Pledge of Pledged Collateral. To secure the payment and performance of the Secured Obligations of such Grantor as and when due, effective upon receipt of the approval of the Nevada Gaming Commission, each Grantor hereby conveys, pledges, assigns and transfers to the Collateral Agent, and grants to the Collateral Agent, as agent and representative for the equal and ratable benefit of the Noteholders, a security interest (the “Security Interest”) in, all right, title, claim and interest of such Grantor in and to the Pledged Collateral. Subject to Section 3.3 of this Agreement, the Security Interest created by this Section 3.1 shall continue in effect so long as any Secured Obligation is owed to Collateral Agent or any of the Notes remain outstanding. Upon receipt of the approval of the Nevada Gaming Commission, the Secured Obligations will be secured by a valid and enforceable Security Interest in the Pledged Interests, and upon the delivery to Collateral Agent or its agent of Certificates representing the Pledged Interests, the Security Interest and the related Lien will be perfected and superior to and prior to the Liens of all third persons.
               3.2 Delivery of Certain Pledged Collateral. Subject to compliance with applicable Gaming Laws, Grantors shall cause to be delivered to Collateral Agent or its agent for the benefit of the Noteholders (a) the Certificates evidencing the Pledged Interests, (b) the Intercompany Notes listed on Schedule 2 hereto and (c) any other certificates, instruments or other agreements now or hereafter representing or evidencing any of the Pledged Collateral. To the extent required by applicable Gaming Laws, all such Certificates shall be held in the State of Nevada at a location approved by the Nevada State Gaming Control Board and shall be made available for inspection by agents or employees of the Nevada State Gaming Control Board immediately upon request during normal business hours. All Certificates at any time delivered to Collateral Agent for the benefit of the Noteholders shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed and undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Collateral Agent. Collateral Agent or its agent shall hold all Certificates and the Intercompany Notes pledged hereunder pursuant to this Agreement unless and until released in accordance with Section 3.3 of this Agreement.
               3.3 Release of Pledged Collateral. The Security Interest shall be released upon the terms and conditions of Sections 11.04 and 11.05 of the Indenture. Any release of the Pledged Collateral shall comply with Section 11.08 of the Indenture. Collateral Agent, at the expense of Grantors, promptly shall redeliver all Certificates and Intercompany Notes and shall execute and deliver to Grantors all documents requested by Grantors that are reasonably necessary to release Pledged Collateral of record whenever Grantors shall be entitled to the release thereof in accordance with this Section 3.3.
          4. Further Assurances.
               4.1 Subject to compliance with applicable Gaming Laws, each Grantor agrees that at any time, and from time to time, at its own expense such Grantor will promptly execute, deliver and file (or authorize Collateral Agent to file) or record all further financing statements, instruments and documents, and will take all further actions, including, without limitation, causing the issuers of, or obligors on any of the Pledged Collateral to so execute, deliver, file or take other actions, that may be necessary or desirable, or that Collateral Agent reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral other than claims being contested in good faith by appropriate proceedings diligently conducted. Subject to compliance with applicable Gaming Laws, Grantors hereby (a) irrevocably direct the issuers of or obligors on any such Pledged Collateral, or each securities intermediary, registrar, transfer agent or trustee for any such Pledged Collateral, to accept the provisions of this Agreement as conclusive evidence of the right of Collateral Agent to effect any transfer or exercise any right hereunder or with respect to any such Pledged Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by such Grantor or any other Person to any of such parties; and (b) covenant and agree to transfer or reinvest any such Pledged Collateral, promptly upon Collateral Agent’s written request, in such manner as may be deemed necessary or desirable by Collateral Agent to create and perfect, and to continue and preserve, a security interest in such Pledged Collateral in favor of Collateral Agent, or the priority, control and exclusivity thereof, free of all other Liens and claims except as may be permitted by the terms hereof or of the Indenture.
               4.2 Each Grantor agrees to use commercially reasonable efforts to obtain all approvals of the Nevada Gaming Commission or any other Gaming Authority that are required by law for or in connection with any action or transaction contemplated by this Agreement or by Article 8 or Article 9 of the Uniform Commercial Code as in effect in the State of Nevada and, at Collateral Agent’s written request after and during the continuance of an Event of Default, to prepare, sign and file with the appropriate Gaming Authority the transferor’s portion of any application or applications for consent to the transfer of control thereof necessary or appropriate under applicable Gaming Laws for approval of any sale or transfer of the Pledged

Collateral pursuant to the exercise of Collateral Agent’s remedies hereunder and under the Note Documents.
          5. Voting Rights; Dividends; etc. So long as no Event of Default shall have occurred and be continuing, and until Collateral Agent suspends such rights, Grantors will be entitled to receive the benefit of all distributions and other Proceeds made upon or with respect to the Collateral by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them; provided, however, that any and all such distributions and other Proceeds received in the form of capital stock (or other equity interest) shall be, and the Certificates representing such capital stock (or other equity interest) forthwith shall be delivered subject to compliance with Gaming Laws to Collateral Agent or its agent to hold as Pledged Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Noteholders, be segregated from the other property of such Grantor, and forthwith be delivered to Collateral Agent or its agent for the benefit of the Noteholders as Pledged Collateral in the same form as so received (with any necessary endorsements) in suitable form for transfer by delivery or accompanied by executed and undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Collateral Agent.
     Upon the occurrence and during the continuance of an Event of Default, at the election of Collateral Agent or the Noteholders holding a majority in aggregate principal amount of the Outstanding Notes pursuant to Section 6.12 of the Indenture to suspend such rights:
               (a) Voting Rights. Upon the receipt of all required approvals from any applicable Gaming Authority, all rights of Grantors to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Collateral Agent which, to the extent permitted by law, will have the sole right to exercise such rights.
               (b) Interest and Distribution Rights. All rights of Grantors to receive all distributions and other Proceeds made upon or with respect to the Collateral will cease, and upon the receipt of all required approvals from any applicable Gaming Authority, such cash dividends, interest and other payments will be paid to Collateral Agent.
          6. Rights During Event of Default. When an Event of Default has occurred and is continuing, subject to receipt of all required approvals from any applicable Gaming Authority:
               6.1 Proceeds Held in Trust. All distributions and other Proceeds which are received by any Grantor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Noteholders, shall be segregated from other funds of such Grantor, and forthwith shall be paid over to Collateral Agent for the account of Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).
               6.2 Irrevocable Proxy. Each Grantor hereby revokes all previous proxies with regard to the Pledged Securities and, to the extent allowable under applicable Gaming Laws, appoints Collateral Agent for the benefit of the Noteholders as its proxyholder to attend and vote at any and all meetings of the members (or other equity holders, as applicable) of the limited liability companies (or other entities, as applicable) which issued the Pledged Securities, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of members (or other equity holders, as applicable) of such limited liability companies (or other entities, as applicable) executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if such Grantor had personally attended the meetings or had personally voted its interests (or other equity interests, as applicable) or had personally signed the written consents; provided, however, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of an Event of Default under the Indenture and subject to compliance with Gaming Laws. Each Grantor hereby authorizes Collateral Agent to, subject to compliance with Gaming Laws, substitute another Person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary or other appropriate officer of the appropriate limited liability company or other entity as applicable. This proxy is coupled with an interest and is irrevocable until such time as the Security Interest is released pursuant to Section 3.3.
          7. Transfers and Other Liens. Each Grantor agrees that, except as permitted under the Note Documents, it will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens and other encumbrances permitted pursuant to the Indenture, or (iii) take any action with respect to the Pledged Collateral which is inconsistent with the provisions or purposes of this Agreement or any other Note Document.
          8. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Collateral Agent for the benefit of the Noteholders as such Grantor’s attorney-in-fact for the following purposes: (a) to do all acts and things and to execute all documents which Collateral Agent may deem necessary or advisable to perfect and continue perfected the Security Interest created by this Agreement, and, upon the occurrence and during the continuance of an Event of Default, to preserve, process, develop, maintain and protect the Pledged Collateral; (b) upon the occurrence and during the continuance of an Event of Default, to do any and every act which such Grantor is obligated to do under this Agreement; (c) to prepare, sign, file and record, in such Grantor’s name, any financing statement covering the Pledged Collateral; and (d) to endorse and transfer the Pledged Collateral upon foreclosure by Collateral Agent; provided, however, that Collateral Agent shall be under no obligation whatsoever to take any of the foregoing actions, and, absent bad faith or actual malice, Collateral Agent shall have no liability or responsibility for any act taken or omission with respect thereto. The foregoing power of attorney is coupled with an interest and is irrevocable. Each Grantor hereby agrees to repay promptly upon demand all reasonable costs and expenses incurred or expended by Collateral Agent in exercising any right or taking any action under this Agreement.
          9. Collateral Agent May Perform Obligations. If any Grantor fails to perform any Obligation contained herein, Collateral Agent for the benefit of the Noteholders may, but without any obligation to do so and without further notice to or demand upon Grantors, perform the same and take such other action as Collateral Agent may deem necessary or desirable to protect the Pledged Collateral or Collateral Agent’s Security Interest therein, Collateral Agent being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any Lien which in the reasonable judgment of Collateral Agent appears to be prior or superior to Collateral Agent’s Security Interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorneys’ fees. Each Grantor hereby agrees to repay promptly following demand all sums so expended by Collateral Agent, together with interest from the date of expenditure at the rates provided for in the Indenture. Collateral Agent shall not be under any duty or obligation to preserve, maintain or protect the Pledged Collateral or any of any Grantor’s rights or interest therein, exercise any voting rights with respect to the Pledged Collateral, whether or not a Default or Event of Default has occurred or is continuing, or make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of any Grantor or any other Person having any interest therein; and neither Collateral Agent nor any noteholder assumes and none shall be obligated to perform the Secured Obligations of any Grantor, if any, with respect to the Pledged Collateral.
          10. Reasonable Care. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which Collateral Agent accords its own property, it being understood that Collateral Agent shall not have any responsibility for ascertaining or taking action with respect to maturities, calls, conversions, exchanges, tenders or other matters relative to any Pledged Collateral, whether or not Collateral Agent has or is deemed to have knowledge of such matters, or taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral. The Collateral Agent shall comply with the conditions, if any, imposed by the Gaming Authority in connection with the approvals of the Security Interest granted hereunder by any Grantor, including, without limitation, any conditions requiring Collateral Agent to permit representatives of the Gaming Authority to inspect such securities and Certificates. Collateral Agent shall not surrender possession of any Pledged Collateral to any party other than Grantors without the prior approval of the Gaming Authority or as otherwise permitted by applicable Gaming Laws.
          11. Events of Default and Remedies.
               11.1 Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default under the Indenture, Grantors shall be in default hereunder and Collateral Agent shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that Collateral Agent may have under this Agreement and under applicable Law or in equity, all of its rights and remedies as a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the following rights and remedies, all of which may be exercised with or without further notice to any Grantor, subject to receipt of all required approvals from any applicable Gaming Authority:
          (a) to notify any Interest Issuer of any Pledged Securities and any and all other obligors on any Pledged Collateral that the same has been pledged to Collateral Agent for the benefit of the Noteholders and that all distributions and other Proceeds thereon are to be made directly and exclusively to Collateral Agent for the account of Collateral Agent; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to Collateral Agent, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratifications with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if Collateral Agent were the owner thereof;
          (b) to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in Collateral Agent’s name(s) or in the name of the applicable Grantor(s), all steps, actions, suits or proceedings deemed by Collateral Agent necessary or desirable to effect collection of or to realize upon the Pledged Collateral;
          (c) in accordance with applicable Law, to take possession of the Pledged Collateral with or without judicial process;
          (d) to endorse, in the name of the applicable Grantor(s), all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;
          (e) to transfer any or all of the Pledged Collateral into the name of Collateral Agent or its nominee or nominees; and
          (f) in accordance with applicable Law (including applicable Gaming Laws), to foreclose the Liens and Security Interest created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker’s board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Collateral Agent; all at the sole option of and in the sole discretion of Collateral Agent.
               11.2 Notice of Sale. Collateral Agent shall give Grantors at least 10 days’ written notice of sale of all or any part of the Pledged Collateral. Subject to compliance with Gaming Laws, any sale of the Pledged Collateral shall be held at such time or times and at such place or places as Collateral Agent may determine in the exercise of its sole and absolute discretion. Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of Secured Obligations) for and purchase for the account of Collateral Agent or any nominee of Collateral Agent the whole or any part of the Pledged Collateral. Collateral Agent shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. Collateral Agent may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

               11.3 Private Sales. Subject to compliance with Gaming Laws, upon the occurrence and during the continuance of an Event of Default under the Indenture, whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933, as amended, or other applicable Laws, Collateral Agent may, in its sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as Collateral Agent may deem necessary or advisable in order that the sale may be lawfully conducted. Without limiting the foregoing, Collateral Agent may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any of the Pledged Collateral is sold at private sale, each Grantor agrees that if the Pledged Collateral is sold for a price which Collateral Agent in good faith believes to be reasonable, then, (A) the sale shall be deemed to be commercially reasonable in all respects, (B) such Grantor shall not be entitled to a credit against the Secured Obligations in an amount in excess of the purchase price, and (C) Collateral Agent shall not incur any liability or responsibility to such Grantor in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. Each Grantor recognizes that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange or in another recognized market, and that a sale by Collateral Agent of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of such Interest Issuer’s assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.
               11.4 Title of Purchasers. Subject to compliance with Gaming Laws, upon consummation of any sale of Pledged Collateral pursuant to this Section 11, Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of Grantors or any other Person, and each Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, Collateral Agent shall not be required to apply any portion of the sale price to the Secured Obligations until such amount actually is received by Collateral Agent, and any Pledged Collateral so sold may be retained by Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof. Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.
               11.5 Disposition of Proceeds of Sale. The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, first, to the costs and expenses (including attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; and thereafter pursuant to Section 6.06 of the Indenture.

          12. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Collateral Agent or any Noteholder, whether as a “voidable preference,” “fraudulent conveyance” or otherwise (and whether by litigation, settlement, demand or otherwise), all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          13. Regulatory Matters. Collateral Agent, on behalf of Collateral Agent, acknowledges and agrees that:
          (a) In the event that Collateral Agent exercises one or more of the remedies set forth in Section 11 of this Agreement, including but not limited to re-registration of the Pledged Collateral pursuant to applicable Gaming Laws, such exercise of remedies would be deemed a separate transfer of the Pledged Collateral and would require the separate and prior approval of the Gaming Authority pursuant to applicable Gaming Laws as in effect on the date hereof.
          (b) The approval by the Gaming Authority of this Agreement shall not act or be construed as the approval, either express or implied, for the Collateral Agent to take any actions or steps provided for in this Agreement for which prior approval of the Gaming Authority is required, without first obtaining such prior and separate approval of the Gaming Authority to the extent then required by this Agreement.
          14. Covenant Not to Issue Uncertificated Securities. Each Grantor represents and warrants to Collateral Agent that all of the capital stock (or other equity interests) of NYNY are securities in certificated form (in each case as contemplated by Article 8 of the Uniform Commercial Code as in effect in the State of Nevada), and covenants to Collateral Agent that, subject to the receipt of all required approvals from the applicable Gaming Authority, it will not cause or permit NYNY (or any other Interest Issuer) to issue any member interests (or other equity interest) in a form that is not a security, or in any uncertificated form, or seek to convert all or any part of its existing member interests (or other equity interest) into instruments or other documents that are not securities, or into securities in uncertificated form (in each case as contemplated by Article 8 of the Uniform Commercial Code as in effect in the State of Nevada). The foregoing representations, warranties and covenants shall survive the execution and delivery of this Agreement.
          15. Covenant Not to Dilute Interests of Collateral Agent in Pledged Securities. Each Grantor represents, warrants and covenants to Collateral Agent that it will not at any time cause or permit NYNY to issue any additional member interests (or other equity interest), or any warrants, options or other rights to acquire any additional capital stock (or other equity interest), if the effect thereof would be to dilute in any way the interests of Collateral Agent in any Pledged Securities or in any Interest Issuer.
          16. Indemnity. Each Grantor agrees to indemnify and hold harmless Collateral Agent, and each of them, from and against any and all claims, demands, losses, judgments and liabilities (including without limitation liabilities for penalties) of whatsoever kind or nature, and to reimburse Collateral Agent for (a) all costs and expenses, including without limitation attorneys’ fees and expenses and/or costs and expenses associated with, arising out of or in connection with this Agreement, or any waiver, supplementation, extension, renewal or amendment of any term or provision hereof, and (b) all costs and expenses, including without limitation attorneys’ fees and expenses and/or costs and expenses associated with, arising out of or in connection with the exercise by Collateral Agent of any right or remedy granted to it hereunder or under the other Note Documents (including in connection with any workout, restructuring or bankruptcy, insolvency or other similar proceeding); except, in each case, to the extent arising from the gross negligence or willful misconduct of Collateral Agent as determined by a court of competent jurisdiction by final and nonappealable judgment. In no event shall Collateral Agent be liable for any matter or thing in connection with this Agreement other than to account for monies actually received by Collateral Agent in accordance with the terms hereof. If and to the extent that the agreements of the Grantors under this Section 16 are unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.
          17. Waivers and Consents. Each Grantor acknowledges that the Liens created or granted herein will or may secure obligations of Persons other than such Grantor and, in full recognition of that fact, each Grantor consents and agrees that Collateral Agent may, but is not obligated to as determined in its sole discretion, and shall upon the direction of the Noteholders in accordance with Section 6.12 of the Indenture, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof:
          (a) supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;
          (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Secured Obligations or any part thereof or any of the Note Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;
          (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Note Documents or the Secured Obligations or any part thereof;
          (d) accept partial payments on the Secured Obligations;
          (e) receive and hold additional security or guaranties for the Secured Obligations or any part thereof;

          (f) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Collateral Agent in its sole and absolute discretion may determine;
          (g) release any Person or any guarantor from any personal liability with respect to the Secured Obligations or any part thereof;
          (h) settle, release on terms satisfactory to Collateral Agent or by operation of applicable laws or otherwise liquidate or enforce any Secured Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and
          (i) consent to the merger, change or any other restructuring or termination of the corporate or other existence of Issuer or any other Person, and correspondingly restructure the Secured Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Grantor or the continuing existence of any Lien hereunder, under any other Loan Document to which any Grantor is a party or the enforceability hereof or thereof with respect to all or any part of the Secured Obligations.
          Upon the occurrence of and during the continuance of any Event of Default, Collateral Agent may enforce this Agreement independently as to each Grantor and independently of any other remedy or security Collateral Agent at any time may have or hold in connection with the Secured Obligations, and it shall not be necessary for Collateral Agent to marshal assets in favor of any Grantor or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement. Each Grantor expressly waives any right to require Collateral Agent to marshal assets in favor of any Grantor, or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Collateral Agent may proceed against any Person and/or collateral in such order as it shall determine in its sole and absolute discretion. Collateral Agent may file a separate action or actions against any Grantor, whether or not action is brought or prosecuted with respect to any other security or against any other Grantor, Issuer or any other Person, or whether or not any other Person is joined in any such action or actions. Each Grantor agrees that Collateral Agent and Issuer and any Person may deal with each other in connection with the Secured Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the validity of, or the pledge or Security Interest granted or created by, this Agreement. Collateral Agent’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Secured Obligations which thereafter shall be required to be restored or returned by Collateral Agent upon the bankruptcy, insolvency or reorganization of any Grantor or any other Person or otherwise (and whether by litigation, settlement, demand or otherwise), all as though such amount had not been paid. Each Grantor agrees that the Liens created or granted herein and the enforceability of this Agreement at all times shall remain effective to secure the full amount of all the Secured Obligations including, without limitation, the amount of all loans and interest thereon at the rates provided for in the Indenture and the note(s) thereunder, even though the Secured Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Issuer or any other Person and whether or not Issuer or any other Person shall have any personal liability with respect thereto. Each Grantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Issuer or any other Person with respect to the Secured Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Secured Obligations or the lack of perfection or continuing perfection or failure or subordination of priority of any security for the Secured Obligations, (c) the cessation for any cause whatsoever of the liability of Issuer or any other Grantor (other than by reason of the full payment and performance of all Secured Obligations), (d) any failure of Collateral Agent to marshal assets in favor of such Grantor or any other Person, (e) except as otherwise provided in this Agreement, any failure of Collateral Agent to give notice of sale or other disposition of collateral to such Grantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) except as otherwise provided in this Agreement, any failure of Collateral Agent to comply with applicable Laws in connection with the sale or other disposition of any Pledged Collateral or other security for any Secured Obligation, including, without limitation, any failure of Collateral Agent to conduct a commercially reasonable sale or other disposition of any Pledged Collateral or other security for any Secured Obligation, (g) any act or omission of Collateral Agent or others that directly or indirectly results in or aids the discharge or release of Issuer or any other Person or the Secured Obligations or any other security or guaranty therefor by operation of Law or otherwise, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Collateral Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of Collateral Agent for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Secured Obligations (or any interest thereon) in or as a result of any such proceeding, (p) to the extent permitted by applicable Law, the benefits of any form of one-action rule under any applicable Law, or (q) any action taken by Collateral Agent that is authorized by this Section 1 or any other provision of any Loan Document. Until no part of any commitment to lend remains outstanding and all of the Secured Obligations have been paid and performed in full, Grantors shall have no right of subrogation, contribution, reimbursement or indemnity, and each Grantor expressly waives any right to enforce any remedy that Collateral Agent now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any other security now or hereafter held by Collateral Agent. Each Grantor waives all rights and defenses arising out of an election of remedies by Collateral Agent, even though that election of remedies, such as a non-judicial foreclosure with respect to security for the Secured Obligations has destroyed such Grantor’s rights of subrogation and reimbursement against the principal. Each Grantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Secured Obligations.
          Notwithstanding anything contained herein to the contrary, the right of the Collateral Agent to perform any discretionary act enumerated herein or in any other Collateral Documents to which it is a party (including the right to consent to or approve of any action or document which requires their consent or approval and the right to waive any provision of, or consent to any change or amendment to, any of the Collateral Documents) shall not be construed as giving rise to any expressed or implied duty owed by the Collateral Agent, and the Collateral Agent shall not be answerable in connection with any of the foregoing for, or have any liability whatsoever as a result of, (i) its refusal to perform, consent or approve of such discretionary acts without the prior consent or direction of the applicable percentage of the Noteholders that would be required if such consent or direction was obtained under the Indenture or Collateral documents, as the case may be, or (ii) its performance of any such discretionary act (except for any gross negligence or willful misconduct in the performance of such acts). In connection with any such discretionary acts, the Collateral Agent may in its sole discretion (but shall not, except as otherwise provided in the Indenture or as otherwise required by applicable Law, have any obligation to) request the approval of the Noteholders.
          18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA.
          19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.
          20. Additional Powers and Authorization. The Collateral Agent has been appointed as the Collateral Agent hereunder pursuant to the Indenture and shall be entitled to the benefits of the Indenture and the other Note Documents. Notwithstanding anything contained herein to the contrary, the Collateral Agent may employ agents, trustees, or attorneys-in-fact and may vest any of them with any property (including, without limitation, the Pledged Collateral), title, right or power deemed necessary for the purposes of such appointment.
          21. Notices. Each Grantor hereby irrevocably appoints Issuer as its agent for the purpose of receiving notices hereunder, and agrees that such Grantor conclusively shall be deemed to have received any notice when such notice has been given to Issuer in the manner provided for in the Indenture.
          22. Consent to Transfer of Pledged Collateral. Notwithstanding any restrictions or prohibitions on assignment, transfer or other hypothecation of the Pledged Collateral contained in any articles of organization, articles or certificate of incorporation, operating agreement, by-laws, shareholder agreement or any similar instrument (a) with respect to Grantors or any Subsidiary of any Grantor or (b) otherwise entered into by any Grantor or any other party which may from time to time become a Grantor hereunder, each of the Grantors hereby consents to (i) the pledge of the Pledged Collateral hereunder (ii) the assignment, pledge, transfer or other hypothecation of the Pledged Collateral in connection with this Agreement or (iii) the exercise of any rights or remedies hereunder, including transfers to the Collateral Agent or third parties pursuant to foreclosure or other exercise of remedies.
          23. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          24. Rights, Privileges and Protections. The rights, privileges, protections, immunities and benefits given to the Trustee by the terms of the Indenture, including, without limitation, its rights to be reimbursed or indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity as Collateral Agent hereunder, and each agent, custodian and other Person employed to act hereunder.
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          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed as of the date first above written.

“Grantors” MGM MIRAGE, a Delaware corporation
By:	/s/ John M. McManus
	Name:	John M. McManus
	Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

New PRMA Las Vegas, Inc., a Nevada corporation
By:	/s/ John M. McManus
	Name:	John M. McManus
	Title:	Assistant Secretary

Address: c/o MGM MIRAGE 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109

ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:
“Collateral Agent”

U.S. Bank National Association
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President